UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Foot Locker, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

NOTICE OF 2006 ANNUAL MEETING

AND

PROXY STATEMENT

112 West 34th Street
New York, New York 10120

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

DATE:	May 24, 2006

TIME:	9:00 A.M., local time

PLACE:	Foot Locker, Inc., 112 West 34th Street, New York, New York 10120

RECORD DATE:	Shareholders of record on March 31, 2006 can vote at this meeting.

ANNUAL REPORT:	Our 2005 annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

ITEMS OF BUSINESS:	•	Elect four members to the Board of Directors to serve for three-year terms and one member to the Board of Directors to serve for a two-year term.

	•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2006 fiscal year.

	•	Reapprove the performance goals of the Long-Term Incentive Compensation Plan.

	•	Transact such other business as may properly come before the meeting and at any adjournment or postponement.

PROXY VOTING:	YOUR VOTE IS IMPORTANT TO US. Please vote as soon as possible in one of these ways:

	•	Use the toll-free telephone number shown on your proxy card;

	•	Visit the web site listed on your proxy card to vote via the Internet;

	•	Complete and promptly return your proxy card in the enclosed postage-paid envelope; or

	•	Follow the instructions on your proxy materials if your shares are held in street name.

Even if you plan to attend the annual meeting, we encourage you to vote in advance using one of these methods.

GARY M. BAHLER Secretary

April 10, 2006

112 West 34th Street
New York, New York 10120

PROXY STATEMENT

Why did I receive these proxy materials?

      We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Foot Locker, Inc. for the 2006 Annual Meeting of Shareholders and for any adjournments or postponements of this meeting. We are holding this annual meeting on May 24, 2006 at 9:00 A.M. In this proxy statement we refer to Foot Locker, Inc. as “Foot Locker,” “the Company,” “we,” “our,” or “us.” We are also mailing to you a copy of the Company's 2005 Form 10-K along with this proxy statement.

      We intend to mail this proxy statement and the proxy card to shareholders beginning on or about April 10, 2006.

May I obtain an additional copy of the Form 10-K?

      You may obtain an additional copy of our 2005 Form 10-K without charge by writing to our Investor Relations Department at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. It is also available free of charge through our corporate web site at www.footlocker-inc.com.

What is the record date for this meeting?

      The record date for this meeting is March 31, 2006.

Do I need a ticket to attend the Annual Meeting?

      You will need an admission ticket to attend the Annual Meeting. Attendance at the meeting will be limited to shareholders as of the record date (or their authorized representatives) having an admission ticket or evidence of their share ownership, and guests of the Company. If you plan to attend the meeting, please mark the appropriate box on your proxy card, and we will mail an admission ticket to you. You may also request an admission ticket if you are voting by telephone or via the Internet by responding to the appropriate prompts offered in those methods.

      If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the Corporate Secretary at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. If you do not obtain an admission ticket, you must show proof of your ownership of the Company's Common Stock at the registration table at the door.

What proposals are being voted on at this meeting?

      You are being asked to vote on the following items:

•	the election of four directors in Class III and one director in Class II (Proposal 1);

•	the ratification of the appointment of KPMG LLP as our independent registered public accountants (Proposal 2); and

•	the reapproval of the performance goals under the Long-Term Incentive Compensation Plan (Proposal 3).

How does the Board of Directors recommend that I vote on the proposals?

      The Board recommends that you vote “FOR”each of the proposals being voted on at the meeting (Proposals 1, 2, and 3).

Could other matters be voted on at the Annual Meeting?

      We do not know of any other business that will be presented at the 2006 annual meeting. If other matters properly come before the meeting, including matters that may have been proposed for inclusion in the Company's proxy materials but were omitted under the SEC's rules, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment.

Who may vote at the Annual Meeting?

      The only voting securities of Foot Locker are our shares of Common Stock. Only shareholders of record on the books of the Company at the close of business on March 31, 2006 are entitled to vote at the annual meeting and any adjournments or postponements. Each share is entitled to one vote. There were 155,536,140 shares of Common Stock outstanding on the record date. The enclosed proxy card shows the number of shares of Common Stock registered in the name of each shareholder of record on the record date.

What are the voting requirements to elect directors and to approve the other proposals?

      Directors must be elected by a plurality of the votes cast by shareholders. Each of the other proposals requires the affirmative vote of a majority of the votes cast by shareholders in order to be approved.

What constitutes a quorum for the Annual Meeting?

      We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. In determining whether we have a quorum, we count abstentions and broker non-votes, if any, as present and entitled to vote.

How will the votes be counted?

      Votes will be counted and certified by representatives of our transfer agent, The Bank of New York, as inspectors of election. The inspectors of election are independent and are not employees of Foot Locker.

      We do not count abstentions and broker non-votes, if any, in determining the votes cast for any proposal. Votes withheld for the election of one or more of the nominees for director will not be counted as votes cast for those individuals.

      Broker non-votes occur when brokers or other entities holding shares for an owner in street name do not receive voting instructions from the owner on non-routine matters and, consequently, have no discretion to vote on those matters. If a proposal is routine under the rules of the New York Stock Exchange, then the brokers or other entities may vote the shares held by them even though they have not received instructions from the owner.

      The Company's Certificate of Incorporation and By-laws do not contain any provisions on the effect of abstentions or broker non-votes.

Will my vote be confidential?

      Our policy is to provide our shareholders with privacy in voting. All proxy cards, voting instructions, ballots and voting tabulations identifying shareholders are held permanently confidential from the Company, except:

–	as necessary to meet any applicable legal requirements,
–	when disclosure is expressly requested by a shareholder or where a shareholder writes a comment on a proxy card,
–	in a contested proxy solicitation, and
–	to allow independent inspectors of election to tabulate and certify the vote.

Are shares held in employee plans included on the proxy card?

      If you hold shares of Foot Locker Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, the enclosed proxy card also shows the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for the trustees of the plans, who will vote the shares. The trustees will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by May 19, 2006.

How do I vote my shares?

      You may vote using any of the following methods:

•	Vote by Telephone

      If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 9:00 A.M. on May 24, 2006. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

•	Vote by Internet

      You can also choose to vote via the Internet. The web site for Internet voting is listed on your proxy card. Internet voting is available 24 hours a day and will be accessible until 9:00 A.M. on May 24, 2006. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

•	Vote by Mail

      If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

•	Voting at the Annual Meeting

      You may also vote by ballot at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

      All shares that have been properly voted and not revoked will be voted at the annual meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

•	Voting on Other Matters

      If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we did not know of any other matter to be raised at the annual meeting.

Can I change my mind after voting my shares?

      You may revoke your proxy at any time before it is used by (i) submitting a written notice to the Company, (ii) delivering a valid proxy with a later date, (iii) providing a later dated vote by telephone or on the Internet, or (iv) voting by ballot at the Annual Meeting.

What is “householding”and how does it affect me?

      Foot Locker has adopted a procedure called “householding”for mailing the annual report and proxy statement that is intended to reduce our printing costs and postage fees. Under this procedure, shareholders of record who share the same address and same last name will receive only one copy of our annual report and proxy statement unless any of the shareholders at that address notifies us that they wish to continue receiving individual copies.

      We will continue to mail a proxy card to each shareholder of record. The householding procedure will not in any way affect the mailing of dividend checks.

      If you are a shareholder of record, you may call our transfer agent, The Bank of New York, at 1-866-857-2216, or write to the Corporate Secretary at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120 if you would prefer to receive multiple copies of the Company's proxy statement and annual report. We will send additional copies to you promptly upon request. You may also contact the transfer agent or the Corporate Secretary and request householding if you are an eligible shareholder of record receiving multiple copies of the annual report and proxy statement.

      Shareholders who hold their shares in street name through a broker, bank or other nominee, may request additional copies of the annual report and proxy statement or may request householding by notifying their broker, bank, or other nominee.

Who pays the cost of this proxy solicitation?

      Foot Locker will pay for the cost of the solicitation of proxies, including the preparation, printing and mailing of the proxy materials.

      Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, facsimile, in person or otherwise. We will request banks, brokers and other custodians, nominees and fiduciaries to deliver proxy material to the beneficial owners of the Company's Common Stock and obtain their voting instructions, and we will reimburse those firms for their expenses under the rules of the Securities and Exchange Commission and The New York Stock Exchange. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses.

Is it possible to access the proxy statement and annual report on the Internet?

      Our proxy statement and annual report are located on our corporate web site at www.footlocker-inc.com.

      Many shareholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may give your consent to access these materials in the future on the Internet by going to https://www.giveconsent.com/fl and following the instructions on that site. If you vote by telephone or on the Internet, you may consent to access these materials in the future on the Internet by following the instructions provided on those voting sites. If you choose to access future annual reports and proxy statements on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise in writing.

      Beneficial shareholders who hold their shares in street name through a broker, bank, or other nominee should refer to the information provided by their broker, bank or nominee for instructions on how to elect access to future annual reports and proxy statements on the Internet. Most brokers and bankers whose beneficial shareholders elect electronic access will send an e-mail message to those shareholders next year containing the Internet address for access to the proxy statement and annual report.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

Directors and Executive Officers

      The table below shows the number of shares of Common Stock reported to the Company as beneficially owned by each of the directors, nominees, and the named executive officers as of March 31, 2006. The table also shows beneficial ownership by all directors, nominees, named executive officers, and executive officers as a group on that date, including shares of Common Stock that they have a right to acquire within 60 days after March 31, 2006 by the exercise of stock options.

      No director, nominee, named executive officer, or executive officer beneficially owned one percent or more of the total number of outstanding shares of Common Stock as of March 31, 2006.

      Each person has sole voting and investment power with respect to the number of shares shown unless otherwise noted.

Amount and Nature of Beneficial Ownership

Name	Common Stock Beneficially Owned Excluding Stock Options(a)		Stock Options Exercisable Within 60 Days After 3/31/06	Deferred Stock Units Beneficially Owned(b)	Total Shares of Common Stock Beneficially Owned
Gary M. Bahler	99,861		227,668	—	327,529
Jeffrey L. Berk	32,492		239,666	—	273,158
Purdy Crawford	58,870	(c)	21,081	—	79,951
Nicholas DiPaolo	8,619	(d)	12,103	—	20,722
Alan D. Feldman	3,185		1,875	—	5,060
Philip H. Geier Jr.	29,608		21,081	—	50,689
Jarobin Gilbert Jr.	4,903		21,081	—	25,984
Bruce L. Hartman	-0-		-0-	—	-0-
Matthew M. McKenna	1,000		-0-	—	1,000
Richard T. Mina	265,684		315,837	—	581,521
Laurie J. Petrucci	65,056		75,167	—	140,223
James E. Preston	50,279		21,081	—	71,360
David Y. Schwartz	12,275		21,081	5,109	38,465
Matthew D. Serra	504,264		871,664	—	1,375,928
Christopher A. Sinclair	15,900		21,081	—	36,981
Cheryl Nido Turpin	5,964		16,376	3,492	25,832
Dona D. Young	7,356		16,376	10,219	33,951
All 22 directors, nominees, and executive officers as a group, including the named executive officers	1,387,344		2,401,394	18,820	3,807,558	(e)

(a)	This column includes shares held in the Company’s 401(k) Plan and unvested shares of restricted stock.
(b)	Reflects the number of deferred stock units credited as of March 31, 2006 to the account of the directors who elected to defer all or part of their annual retainer fee under the 2002 Directors Stock Plan. These units are payable solely in shares of the Company’s Common Stock following termination of service as a director. The deferred stock units do not have current voting or investment power.
(c)	50,520 shares are held by a private Canadian company of which Mr. Crawford is the sole director and officer. Mr. Crawford and a family trust are the shareholders of the private company, with Mr. Crawford holding voting control.
(d)	Includes 150 shares held by his spouse.
(e)	This figure represents approximately 2.45 percent of the shares of Common Stock outstanding at the close of business on March 31, 2006.

Persons Owning More Than Five Percent of the Company’s Stock

      The following table provides information on shareholders who beneficially own more than five percent of the Company’s Common Stock according to reports filed by those shareholders with the Securities and Exchange Commission (“SEC”). To the best of our knowledge, there are no other shareholders who beneficially own more than five percent of a class of the Company’s voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	14,601,053	(a)	9.36%	(a)
Merrill Lynch & Co., Inc. World Financial Center North Tower 250 Vesey Street New York, NY 10381	9,546,476	(b)	6.12%	(b)

(a)	Reflects shares beneficially owned as of December 30, 2005, according to Amendment No. 3 to Schedule 13G filed with the SEC. As reported in this schedule, Lord, Abbett & Co. LLC, an investment adviser, holds sole voting and dispositive power with respect to the 14,601,053 shares.
(b)	Reflects shares beneficially owned as of December 31, 2005 by Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers (“MLIM”)) according to Amendment No. 2 to Schedule 13G filed with the SEC. Merrill Lynch & Co., Inc. (on behalf of MLIM), an investment adviser, reported shared voting and dispositive power with respect to 9,546,476 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers file with the SEC and The New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. These persons are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company or written representations that no other reports were required, we believe that during the 2005 fiscal year, the directors and executive officers complied with all applicable SEC filing requirements.

CORPORATE GOVERNANCE INFORMATION

Corporate Governance Guidelines

      The Board of Directors has adopted Corporate Governance Guidelines. The Board expects periodically to review and may, if appropriate, revise the guidelines. The Corporate Governance Guidelines are available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. You may also obtain a printed copy of the guidelines by writing to the Corporate Secretary at the Company's headquarters.

Stock Ownership Guidelines

      The Board of Directors has adopted Stock Ownership Guidelines. These guidelines cover the Board of Directors, the Chief Executive Officer, and Other Principal Officers, as follows:

•	Board of Directors. Each non-employee director is required to beneficially own shares of our Common Stock having a value of at least three times the annual retainer fee paid to the non-employee directors.

•	Chief Executive Officer. The CEO is required to beneficially own shares of our Common Stock having a value of at least four times his annual base salary.

•	Other Principal Officers. Other Principal Officers of the Company are required to beneficially own shares of our Common Stock having a value of at least two times their individual annual base salaries. The category of Other Principal Officers includes all corporate officers at the senior vice president level or higher and the chief executive officers of the Company's operating divisions.

      For purposes of calculating beneficial ownership, restricted stock, restricted stock units, and deferred stock units are counted towards ownership; stock options are disregarded.

      The target date for full compliance with these guidelines is February 2011, which is five years after the effective date of these guidelines. Non-employee directors who are elected to the Board after February 2006, as well as employees who are elected or appointed after this date to positions covered by these guidelines, must be in compliance within five years after their initial election or appointment.

Committee Charters

      The Board of Directors has adopted charters for the Audit Committee, the Compensation and Management Resources Committee, the Finance and Strategic Planning Committee, the Nominating and Corporate Governance Committee, and the Retirement Plan Committee. Copies of the charters for these committees are available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. You may also obtain printed copies of these charters by writing to the Corporate Secretary at the Company's headquarters.

Director Independence

      The Board believes that a significant majority of the members of the Board should be independent, as determined by the Board in accordance with the criteria established by The New York Stock Exchange. The Nominating and Corporate Governance Committee will review, on an annual basis, any relationships between outside directors and the Company that may affect independence. Currently, only one of the current 11 members of the Board of Directors serves as an officer of the Company, and 10 of the 11 directors are independent under the criteria established by The New York Stock Exchange.

Presiding Director

      The Chair of the Nominating and Corporate Governance Committee has been appointed as the presiding director, who will preside at meetings of the independent and non-management directors.

Executive Sessions of Non-Management Directors

      The Board of Directors holds regularly scheduled executive sessions of non-management directors. The Chair of the Nominating and Corporate Governance Committee presides at executive sessions of the independent and non-management directors. Jarobin Gilbert Jr. is the current Chair of this committee.

Board Members' Attendance at Annual Meetings

      Although the Company does not have a policy on Board members' attendance at annual shareholders' meetings, we encourage each director to attend these important meetings. The annual meeting is normally scheduled on the same day as a Board of Directors' meeting. In 2005, 10 out of the 11 directors who were then serving attended the annual shareholders' meeting.

New Director Orientation

      We have an orientation program for new directors that is intended to educate the new director on the Company and the Board's practices. At the orientation, the newly elected director generally meets with the Company's Chief Executive Officer, the Chief Financial Officer, the General Counsel and Secretary, as well as with other senior financial officers of the Company, to review the business operations, financial matters, investor relations, corporate governance policies, and the composition of the Board and its committees. Additionally, he or she has the opportunity to visit our stores at the Company's New York headquarters, or elsewhere, with a senior division officer for an introduction to store operations.

Payment of Directors Fees in Stock

      The non-employee directors receive one-half of their annual retainer fees, including committee chair retainer fees, in shares of the Company's Common Stock, with the balance payable in cash. Directors may elect to receive up to 100 percent of their fees in stock.

Director Retirement

      The Board has established a policy that directors resign from the Board at the annual meeting of shareholders following the director's 72nd birthday. As part of the Nominating and Corporate Governance Committee's regular evaluation of the Company's directors and the overall needs of the Board, the Nominating and Corporate Governance Committee may ask a director to remain on the Board for an additional period of time beyond age 72, or to stand for re-election after reaching age 72. However, a director may not remain on the Board beyond the date of the annual meeting of shareholders following his or her 75th birthday.

      The Board has established a policy that any director who experiences a change in his or her principal employment position is required to advise the Chair of the Nominating and Corporate Governance Committee of this change. If requested, the director will submit a letter of resignation to the Chair of the Nominating and Corporate Governance Committee, and the Committee would then meet to consider whether to accept or reject the letter of resignation.

Communications with the Board of Directors

      The Board has established a procedure for shareholders to send communications to the Board of Directors. Shareholders who wish to communicate directly with the outside directors of the Company should send a letter to: Board of Directors, c/o Secretary, Foot Locker, Inc., 112 West 34th Street, New York, NY 10120.

      The Secretary will promptly send a copy of the communication to the Chair of the Nominating and Corporate Governance Committee, who may direct the Secretary to send a copy of the communication to the other outside directors and may determine whether a meeting of the outside directors should be called to review the communication.

      A copy of the Procedures for Shareholder Communication with the Board of Directors is available on the Company's corporate web site at www.footlocker-inc.com. You may obtain a printed copy of the procedures by writing to the Corporate Secretary at the Company's headquarters.

Retention of Outside Advisors

      The Board of Directors and all of its committees have authority to retain the services of outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by the Audit Committee and report directly to the Audit Committee. In addition, the internal auditors are selected by the Audit Committee and are ultimately accountable to the Audit Committee. Similarly, consultants retained by the Compensation and Management Resources Committee to assist it in the evaluation of senior executives' compensation report directly to that committee.

Code of Business Conduct

      The Company has adopted a Code of Business Conduct for directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. A copy of the Code of Business Conduct is available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. You may obtain a printed copy of the Code of Business Conduct by writing to the Corporate Secretary at the Company's headquarters.

      Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. We intend to disclose promptly amendments to the Code of Business Conduct and any waivers of the Code for directors and executive officers on the corporate governance section of the Company's corporate website at www.footlocker-inc.com.

BOARD OF DIRECTORS

Organization and Powers

      The Board of Directors has responsibility for establishing broad corporate policies, reviewing significant developments affecting Foot Locker, and monitoring the general performance of the Company. Our By-laws provide for a Board of Directors consisting of between 9 and 17 directors, the exact number of directors to be determined from time to time by the entire Board. Our Board currently has 11 members. Effective May 24, 2006, the Board has fixed the number of directors at 12, subject to the election of Mr. McKenna to the Board at this annual shareholders' meeting.

      There were five meetings of the Board of Directors during 2005. Each of our directors attended at least 75 percent of the meetings of the Board and committees on which they served in 2005.

Independence

      The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that the following directors, as well as the nominee for director, are independent under the rules of The New York Stock Exchange because they have no material or immaterial relationship to the Company that would impair their independence.

Purdy Crawford	James E. Preston
Nicholas DiPaolo	David Y. Schwartz
Alan D. Feldman	Christopher A. Sinclair
Philip H. Geier Jr.	Cheryl Nido Turpin
Jarobin Gilbert Jr.	Dona D. Young
Matthew M. McKenna

      In making their decisions on independence, the Nominating and Corporate Governance Committee and the Board of Directors considered:

•	Purdy Crawford's position as counsel to the Toronto law firm of Osler, Hoskin & Harcourt LLP (“OH&H”), a firm that has provided legal services to the Company. Mr. Crawford has advised the Company that, while OH&H provides him with an office and administrative support, the firm provided him with no remuneration in 2005. The Board has determined that Mr. Crawford is independent because he received no direct compensation from OH&H, he is not an employee, equity partner, or manager of OH&H, and he is not involved in the provision of services to the Company.

•	Mr. Geier's position as Vice Chairman of the Board of Trustees of the charitable organization Save the Children. Independently of Mr. Geier's involvement with Save the Children, the Company donated approximately 82,500 pairs of athletic footwear with a cost of approximately $2 million, to the Save the Children Foundation in 2005. This donation benefited the tsunami victims in Banda Aceh, Indonesia, as well as Save the Children programs in the United States. In addition, the Foot Locker Foundation contributed approximately $73,000 to Save the Children in 2005. The Board has determined that this relationship is not material because Mr. Geier is not an executive officer of the organization, he received no benefit from the contributions made by the Company or the Foot Locker Foundation and, further, he had no participation or involvement in soliciting or approving the Company's or the Foot Locker Foundation's contributions to Save the Children.

•	Mr. McKenna's position as an executive officer of PepsiCo, Inc. The Company has purchased soft drink products from PepsiCo within the last fiscal year totaling approximately $12,800. In addition, our direct-to-customers business expects to enter into an internet marketing arrangement in 2006 with a division of PepsiCo. The Company expects to receive payments of approximately $500,000 in 2006 from the PepsiCo division under this arrangement. Neither our payments to PepsiCo nor PepsiCo's payments to us approach 2 percent of either company's consolidated gross revenues in 2005. The Board has determined that these relationships are immaterial and would not impair Mr. McKenna's independence because the amounts involved are not material to either company and the product purchases and internet marketing arrangement were in the ordinary course of business.

      The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Matthew D. Serra is not independent because Mr. Serra is an executive officer of the Company.

      The Board of Directors has determined that all members of the Audit Committee, the Compensation and Management Resources Committee and the Nominating and Corporate Governance Committee are independent as defined under the listing standards of The New York Stock Exchange.

Committees of the Board of Directors

      The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are six standing committees of the Board. Each director serves on at least one committee. The committee memberships, the number of meetings held during 2005, and the functions of the committees are described below.

Audit Committee	Compensation and Management Resources Committee	Finance and Strategic Planning Committee	Nominating and Corporate Governance Committee	Retirement Plan Committee	Executive Committee
P. Crawford*	J. Preston*	C. Sinclair*	J. Gilbert Jr.*	J. Gilbert Jr.*	M. Serra*
N. DiPaolo	P. Crawford	N. DiPaolo	J. Preston	N. DiPaolo	P. Crawford
J. Gilbert Jr.	P. Geier Jr.	A. Feldman	C. Turpin	R. McHugh	J. Gilbert Jr.
D. Schwartz	C. Sinclair	P. Geier Jr.	D. Young	L. Petrucci	J. Preston
D. Young	C. Turpin	D. Schwartz		M. Serra	C. Sinclair

* Committee Chair

      Audit Committee. The committee held 10 meetings in 2005.

      The Board of Directors and the Audit Committee have approved a charter governing the committee. A copy of the charter is available on the corporate governance section of our corporate web site at www.footlocker-inc.com. The report of the Audit Committee appears on Page 35.

      This committee appoints the independent accountants and the internal auditors and is responsible for approving the independent accountants' and internal auditors' compensation. This committee also assists the Board in fulfilling its oversight responsibilities in the following areas:

•	accounting policies and practices,

•	the integrity of the Company's financial statements,

•	compliance with legal and regulatory requirements,

•	the qualifications, independence, and performance of the independent accountants, and

•	the qualifications and performance of the internal audit function.

      The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

      Audit Committee Financial Expert. The Board of Directors has determined that the Company has at least one audit committee financial expert, as defined under the rules of the Securities Exchange Act of 1934, serving on the Audit Committee. David Y. Schwartz has been designated as the audit committee financial expert. Mr. Schwartz is independent under the rules of The New York Stock Exchange and the Securities Exchange Act of 1934.

      Finance and Strategic Planning Committee. The committee held three meetings in 2005.

      This committee (i) reviews the overall strategic and financial plans of the Company, including capital expenditure plans, (ii) considers proposed debt or equity issues of the Company, (iii) considers and makes recommendations to the Board of Directors concerning dividend payments and share repurchases, and (iv) reviews acquisition and divestiture proposals.

      Compensation and Management Resources Committee. The committee held five meetings in 2005. The committee's report appears on Page 27.

      This committee determines compensation for the Company's officers and some aspects of compensation for certain other executives of the Company and its operating divisions. The committee, or its sub-committee, also administers Foot Locker's various compensation plans, including the incentive plans, the equity-based compensation plans, the employees stock purchase plan, and the deferred compensation plan. Members of the committee are not eligible to participate in any of these plans.

      The committee has retained an outside compensation consultant, reporting directly to the committee, to assist it in evaluating executive compensation and benefits matters. The committee periodically reviews, and makes recommendations to the Nominating and Corporate Governance Committee concerning, the form and amount of directors' compensation. The committee also reviews and makes recommendations to the Board of Directors regarding executive development and succession, including for the position of Chief Executive Officer.

      Nominating and Corporate Governance Committee. The committee held three meetings in 2005.

      This committee has responsibility for overseeing matters of corporate governance affecting the Company, including developing and recommending criteria and policies relating to service and tenure of directors. The committee is responsible for collecting the names of potential nominees to the Board, reviewing the background and qualifications of potential candidates for Board membership, and making recommendations to the Board for the nomination and election of directors. The committee also reviews membership on the committees of the Board and makes recommendations with regard to committee members and chairs. In addition, the committee periodically reviews recommendations from the Compensation and Management Resources Committee concerning the form and amount of directors' compensation.

      The Nominating and Corporate Governance Committee may, from time to time, establish criteria for candidates for Board membership. These criteria may include area of expertise, diversity of experience, independence, commitment to representing the long-term interests of the Company's stakeholders, and other relevant factors, taking into consideration the needs of the Board and the Company and the mix of expertise and experience among current directors. From time to time the committee may retain the services of a third party search firm to identify potential director candidates.

      The committee will consider nominees to the Board of Directors recommended by shareholders that comply with the provisions of the Company's By-Laws and relevant law, regulation, or stock exchange rules. The procedures for shareholders to follow to propose a potential director candidate are described on Page 38.

      After a potential nominee is identified, the committee chair will review his or her biographical information and discuss with the other members of the committee whether to request additional information about the individual or to schedule a meeting with the potential candidate. The committee's screening process for director candidates is the same regardless of the source who identified the potential candidate. The committee's determination on whether to proceed with a formal evaluation of a potential candidate is based on the person's experience and qualifications, as well as the current composition of the Board and its anticipated future needs.

      Matthew M. McKenna, who has been nominated to stand for election as a director at this annual meeting, was recommended for consideration by the committee by Jarobin Gilbert Jr., a non-management director and Chair of the Nominating and Corporate Governance Committee.

      Retirement Plan Committee. The committee held six meetings in 2005.

      This committee has responsibility to supervise the investment of the assets of the Company's United States retirement plans and to appoint, review the performance of and, if appropriate, replace, the trustee of the Company's pension trust and the investment manager responsible for managing the funds of the trust. The committee also has certain administrative responsibilities with regard to the United States retirement plans of the Company.

      Executive Committee. The committee did not meet in 2005.

      Except for certain matters reserved to the Board, this committee has all of the powers of the Board in the management of the business of the Company during intervals between Board meetings.

DIRECTORS' COMPENSATION AND BENEFITS

      Non-employee directors receive an annual retainer fee, meeting fees for attendance at each Board and committee meeting, and a stock option grant. Committee chairs receive an additional retainer fee. We do not pay any additional compensation to any director who is also an employee of the Company for service on the Board or any committee.

•	Annual Retainer. We pay the directors an annual retainer fee of $80,000, payable one-half in cash and one-half in shares of our Common Stock under the Foot Locker 2002 Directors Stock Plan. Directors may elect to receive up to 100 percent of their annual retainer fees, including committee chair retainer fees, in stock.

The number of shares paid to the directors for their annual retainer fee is determined by dividing the applicable retainer fee by the average price of a share of our stock on the last business day preceding the July 1 payment date.

•	Committee Chair Retainers. The chair of the Audit Committee receives an additional annual retainer of $10,000, and the chairs of each of the Compensation and Management Resources Committee, the Nominating and Corporate Governance Committee, the Finance and Strategic Planning Committee, and the Retirement Plan Committee receive an additional annual retainer of $7,500. The committee chair retainers are paid in the same form as the directors' annual retainers. No additional annual retainer fee is paid to the chair of the Executive Committee.

•	Meeting Fees. We pay a meeting fee of $1,500 to directors for each Board and committee meeting attended.

•	Stock Option Grants. Directors receive a stock option grant on the first business day of each fiscal year. Directors who are initially elected to the Board after the first day of the fiscal year are granted a stock option on the date of the first Board meeting that the director attends in the fiscal year of his or her election. In both cases the number of options granted is calculated by dividing $50,000 by the average of the high and low prices of a share of the Company's Common Stock on the date of grant. The per-share exercise price of each stock option granted may not be less than the fair market value of a share of Common Stock on the date of grant. Options fully vest one year following the date of grant. Vested options may remain exercisable for one year following a director's termination of service as a director. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.

•	Lead Director. J. Carter Bacot served as lead director until his death on April 7, 2005. We paid him an additional cash retainer of $25,000 for his services in this capacity in 2005 and provided him with an office and administrative support.

•	Miscellaneous. Directors and their immediate families are eligible to receive discounts on purchases of merchandise from our stores, catalogs and Internet sites. The Company reimburses non-employee directors for their reasonable expenses in attending meetings of the Board and committees, including their transportation expenses to and from meetings, hotel accommodations, and meals.

      Deferral Election. Non-employee directors may elect under the Foot Locker 2002 Directors Stock Plan to receive all or a portion of the cash component of their annual retainer (including committee chair retainers) in the form of deferred stock units or to have these amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainers in the form of deferred stock units. The interest account is a hypothetical investment account bearing interest at the rate of 120 percent of the applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. A stock unit is an accounting equivalent of one share of the Company's Common Stock.

      The amounts paid to each non-employee director for 2005, including amounts deferred under the Foot Locker 2002 Directors Stock Plan, and the options granted to each director are reported in the tables below.

2005 Compensation of Non-Employee Directors

Director	Annual Retainer/Committee Chair Retainer Paid in Cash $	Annual Retainer/Committee Chair Retainer Paid in Stock		Lead Director Fee Paid in Cash $	Meeting Fees $	Total
J. C. Bacot*	21,875	21,875		25,000	7,500	76,250
P. Crawford	45,000	45,000		—	28,500	118,500
N. DiPaolo	40,000	40,000		—	39,000	119,000
A. Feldman	—	73,333		—	10,500	83,833
P. Geier Jr.	40,000	40,000		—	15,000	95,000
J. Gilbert Jr	45,938	45,938		—	31,500	123,376
J. Preston	43,750	43,750		—	18,000	105,500
D. Schwartz	40,000	40,000	**	—	30,000	110,000
C. Sinclair	43,750	43,750		—	19,500	107,000
C. Turpin	20,000	60,000	**	—	12,000	92,000
D. Young	—	80,000	**	—	25,500	105,500

 * Served as a director until his death on April 7, 2005.

** Payment deferred under the Foot Locker 2002 Directors Stock Plan.

2005 Stock Option Grants to Non-Employee Directors

Director	Annual Stock Option Grant (# of Shares)	Date of Grant	Fair Market Value on Date of Grant $
J. C. Bacot*	1,878	01/31/05	26.61
P. Crawford	1,878	01/31/05	26.61
N. DiPaolo	1,878	01/31/05	26.61
A. Feldman	1,875	02/16/05	26.66
P. Geier Jr.	1,878	01/31/05	26.61
J. Gilbert Jr	1,878	01/31/05	26.61
J. Preston	1,878	01/31/05	26.61
D. Schwartz	1,878	01/31/05	26.61
C. Sinclair	1,878	01/31/05	26.61
C. Turpin	1,878	01/31/05	26.61
D. Young	1,878	01/31/05	26.61

* Option automatically cancelled as a result of Mr. Bacot's death on April 7, 2005.

Directors' Retirement Plan

      The Directors' Retirement Plan was frozen as of December 31, 1995. Consequently, only Jarobin Gilbert Jr. and James E. Preston, who had each completed at least five years of service as a director on the date the plan was frozen, are entitled to receive a benefit under this plan when their service as directors ends. Messrs. Gilbert and Preston will receive an annual retirement benefit of $24,000 for a period of 10 years after they leave the Board or until their death, if sooner.

Directors and Officers Indemnification and Insurance

      We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co., St. Paul Mercury Insurance, RLI Insurance Co., Starr Excess, American Casualty Company of Reading, PA (CNA), Allied World Assurance Company, Ltd., and XL Bermuda. These policies insure the Company and all of the Company's wholly owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from September 12, 2005 until

September 12, 2006. The total annual premium for these policies, including fees, is $1,697,375. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Arch, St. Paul Mercury Insurance, American Casualty Company of Reading PA (CNA) and RLI Insurance Co., which have a total premium of $420,700 for the 12-month period ending September 12, 2006.

      The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 annual meeting.

Certain Relationships and Related Transactions

      Foot Locker and its subsidiaries have had transactions in the normal course of business with various other organizations, including certain organizations whose directors or officers are also directors, or nominees to be directors, of the Company. The amounts involved in these transactions have not been material in relation to our business, and it is believed that these amounts have not been material in relation to the businesses of the other organizations. In addition, it is believed that these transactions have been on terms no less favorable to the Company than if they had been entered into with disinterested parties. It is anticipated that transactions with such other organizations will continue in the future.

      As noted on Page 9, Purdy Crawford, a member of the Board, is Counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP, which provides legal services to the Company. Mr. Crawford has advised the Company that, while this firm provides him with an office and administrative support, the firm provided him with no remuneration in 2005. Mr. Crawford received no direct compensation from the firm, he is not an employee, equity partner, or manager of the firm, and he is not involved in the provision of services to the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position(a)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(b)	Restricted Stock ($)(c)	Securities Underlying Option/SARs (#)	LTIP Payouts ($)(d)	All Other Compensation ($)(e)
Matthew D. Serra Chairman, President and Chief Executive Officer	2005 2004 2003	1,500,000 1,500,000 1,500,000	-0- 1,662,000 2,538,000	63,189 60,261 63,458	2,811,900 1,916,250 5,716,000	115,000 100,000 100,000	1,617,120 2,117,700 1,423,776	2,100 1,738 2,000
Richard T. Mina President and Chief Executive Officer, Foot Locker, Inc.-U.S.A.	2005 2004 2003	787,500 737,500 700,000	-0- 408,575 592,200	40,217 42,479 324,712	1,125,600 1,892,250 1,010,000	50,000 80,000 100,000	754,656 941,200 507,548	6,387 4,963 2,998
Gary M. Bahler Senior Vice President, General Counsel and Secretary	2005 2004 2003	488,506 465,000 443,750	-0- 257,610 375,413	25,941 23,276 23,185	-0- 756,900 307,500	25,000 32,000 40,000	485,136 692,325 474,592	5,175 3,868 4,049
Jeffrey L. Berk Senior Vice President- Real Estate	2005 2004 2003	448,969 436,688 433,775	-0- 241,925 366,974	5,428 1,606 1,789	-0- -0- 307,500	25,000 32,000 40,000	470,798 692,325 486,457	-0- -0- -0-
Laurie J. Petrucci Senior Vice President- Human Resources	2005 2004 2003	436,538 415,000 390,000	-0- 229,910 329,940	22,462 17,784 2,840	-0- 756,900 307,500	25,000 32,000 40,000	431,232 586,440 328,238	4,952 1,963 1,883
Bruce L. Hartman Former Executive Vice President and Chief Financial Officer	2005 2004 2003	571,536 600,000 593,750	-0- 332,400 502,313	38,725 25,792 26,799	703,500 756,900 307,500	25,000 32,000 40,000	-0- 936,675 646,533	657,637 7,366 7,817

(a)	Named Executive Officers' Principal Positions. The named executive officers held the following positions with the Company during the periods covered in the above table:
	•	M. D. Serra has served as Chairman of the Board since February 1, 2004 and President and Chief Executive Officer since March 4, 2001. He served as President and Chief Operating Officer from April 12, 2000 to March 3, 2001.
	•	R. T. Mina has served as President and Chief Executive Officer of Foot Locker, Inc.-U.S.A. since February 2, 2003. He previously served as President and Chief Executive Officer of the Company's Champs Sports division from April 13, 1999 to February 1, 2003.
	•	G. M. Bahler has served as Senior Vice President since August 12, 1998; General Counsel since February 1, 1993; and Secretary since February 1, 1990.
	•	J. L. Berk has served as Senior Vice President-Real Estate since February 9, 2000.
	•	L. J. Petrucci has served as Senior Vice President–Human Resources since May 24, 2001. She served as Senior Vice President–Human Resources of the Foot Locker Worldwide division from March 6, 2000 to May 23, 2001.
	•	B. L. Hartman served as Executive Vice President and Chief Financial Officer from April 18, 2002 until November 18, 2005. He served as Senior Vice President and Chief Financial Officer from February 27, 1999 to April 17, 2002.
(b)	Other Annual Compensation. This column includes the perquisites shown in the table below, valued at the incremental cost to the Company of providing the personal benefits to the executives. Foot Locker does not have company aircraft. Mr. Serra's automobile allowance includes the incremental cost to the Company of providing Mr. Serra with a driver, who is a full time employee of the Company and who also performs other regular duties for the Company.

Name	Year	Automobile Allowance	Financial Planning	Medical Expense Reimbursement	Supp. LTD Insurance Premiums	Relocation Expenses		Tax Gross- ups for Relocation Expenses	Emp. Agreement Legal Fees	Total
M. Serra	2005	$48,277	$4,500	$4,847	$-0-	$	- 0-	$-0-	$5,565	$63,189
	2004	44,965	4,500	10,796	-0-		-0-	-0-	-0-	60,261
	2003	42,447	4,500	9,034	-0-		-0-	-0-	7,477	63,458
R. Mina	2005	30,402	1,250	5,924	2,641		-0-	-0-	-0-	40,217
	2004	15,844	7,500	2,896	2,641		7,706	5,892	-0-	42,479
	2003	16,702	5,965	4,022	1,981		162,083	133,959	-0-	324,712
G. Bahler	2005	15,819	3,000	1,728	5,394		-0-	-0-	-0-	25,941
	2004	13,465	3,000	1,524	5,287		-0-	-0-	-0-	23,276
	2003	13,280	3,000	2,067	4,838		-0-	-0-	-0-	23,185
J. Berk	2005	1,493	-0-	3,935	-0-		-0-	-0-	-0-	5,428
	2004	915	-0-	691	-0-		-0-	-0-	-0-	1,606
	2003	668	-0-	1,121	-0-		-0-	-0-	-0-	1,789
L. Petrucci	2005	18,529	3,440	493	-0-		-0-	-0-	-0-	22,462
	2004	15,000	2,000	784	-0-		-0-	-0-	-0-	17,784
	2003	-0-	1,500	1,340	-0-		-0-	-0-	-0-	2,840
B. Hartman	2005	23,229	10,000	5,496	-0-		-0-	-0-	-0-	38,725
	2004	14,459	7,500	3,833	-0-		-0-	-0-	-0-	25,792
	2003	14,570	7,500	4,729	-0-		-0-	-0-	-0-	26,799

(c)	Restricted Stock
	•	Unvested Shares at End of 2005 Fiscal Year. At January 28, 2006 the named executive officers held the number of shares of unvested restricted stock, listed in the table below, having the values stated below, based upon a $22.39 closing price of the Company's Common Stock as reported on The New York Stock Exchange on January 27, 2006, the last business day prior to the end of the fiscal year.
Name	# of Shares of Restricted Stock	Year-End $ Value
M. D. Serra	345,000	7,724,550
R. T. Mina	215,000	4,813,850
G. M. Bahler	60,000	1,343,400
J. L. Berk	30,000	671,700
L. J. Petrucci	60,000	1,343,400
B. L. Hartman	-0-	-0-

•	Restricted Stock Awards During 2003-2005. The Company granted awards of restricted stock to the named executive officers in fiscal years 2003–2005 on the dates indicated in the table below. The shares of restricted stock vest on their respective vesting dates, provided that the executive remains employed by the Company from the date of grant through the applicable vesting date. The shares of restricted stock awarded to Bruce Hartman in 2003–2005 were forfeited on December 18, 2005 because his employment with Foot Locker ended prior to the vesting dates for these awards. The executives have the right to receive and retain all regular cash dividends payable after the date of grant to record holders of Common Stock. We calculated the values of the restricted stock awards by multiplying the closing price of the Company's Common Stock on The New York Stock Exchange on the individual grant dates by the total number of shares of restricted stock awarded on those dates.

Name	Date of Grant	# of Shares	Closing Price on Date of Grant	Vesting Date	Grant Date $ Value
M. D. Serra	02/09/05	105,000	26.78	(*)	2,811,900
	02/18/04	75,000	25.55	03/15/05	1,916,250
	09/11/03	100,000	16.46	09/11/04	1,646,000
	09/11/03	100,000	16.46	09/11/05	1,646,000
	02/02/03	240,000	10.10	02/03/06	2,424,000
R. T. Mina	03/23/05	40,000	28.14	03/15/08	1,125,600
	04/01/04	75,000	25.23	03/15/07	1,892,250
	02/02/03	100,000	10.10	02/03/06	1,010,000
G. M. Bahler	04/01/04	30,000	25.23	03/15/07	756,900
	04/16/03	30,000	10.25	04/16/06	307,500
J. L. Berk	04/16/03	30,000	10.25	04/16/06	307,500
L. J. Petrucci	04/01/04	30,000	25.23	03/15/07	756,900
	04/16/03	30,000	10.25	04/16/06	307,500
B. L. Hartman	03/23/05	25,000	28.14	Forfeited	703,500
	04/01/04	30,000	25.23	Forfeited	756,900
	04/16/03	30,000	10.25	Forfeited	307,500

*	Award vests over a three-year period, as follows: 35,000 shares on 3/15/06; 35,000 shares on 3/15/07; and 35,000 shares on 2/1/08.
•	Dividends Paid on Unvested Restricted Stock. The named executive officers received non-preferential dividends paid on the shares of unvested restricted stock that they held during the covered fiscal years, as itemized in the table below.
Name	Fiscal Year	Dividends Paid $
M. D. Serra	2005	123,675
	2004	117,825
	2003	76,500
R. T. Mina	2005	67,725
	2004	44,625
	2003	30,000
G. M. Bahler	2005	18,900
	2004	15,300
	2003	9,000
J. L. Berk	2005	9,450
	2004	7,650
	2003	7,500
L. J. Petrucci	2005	18,900
	2004	15,300
	2003	4,500
B. L. Hartman	2005	19,125
	2004	15,300
	2003	18,000

(d)	Long-Term Incentive Plan Payouts. The amounts stated in this column reflect payments made to the executives under the Company's Long-Term Incentive Compensation Plan. The 2005 payouts were paid for the 2003-2005 Performance Period; the 2004 payouts were for the 2002-2004 Performance Period; and the payouts for 2003 were for the 2001-2003 Performance Period. Although Mr. Hartman participated in the Long-Term Plan, his award for the 2003-2005 Performance Period was cancelled upon the termination of his employment.
(e)	All Other Compensation. This column includes, where applicable, the dollar value of the premium we paid for a universal life insurance policy for the benefit of the named executive and the dollar value of the Company's matching contribution under the 401(k) Plan made to the named executive's account in shares of Common Stock. The shares of Common Stock for the matching contributions for 2005, 2004, and 2003 were valued at $23.40, $26.93, and $23.45 per share, respectively. This column also includes the severance payment for Mr. Hartman, which is payable in June 2006, under the terms of his severance agreement described on Page 26.

Name	Year	Life Insurance Premium	Employer Matching Contribution Under 401(k) Plan	Severance Payment
M. D. Serra	2005 2004 2003	$-0- -0- -0-	$2,100 1,738 2,000	$	— — —
R. T. Mina	2005 2004 2003	4,287 3,225 2,998	2,100 1,738 -0-		— — —
G. M. Bahler	2005 2004 2003	3,075 2,130 2,049	2,100 1,738 2,000		— — —
L. J. Petrucci	2005 2004 2003	2,852 1,963 1,883	2,100 -0- -0-		— — —
B. L. Hartman	2005 2004 2003	7,137 5,628 5,817	-0- 1,738 2,000		650,500 — —

Long-Term Incentive Plan — Awards in Last Fiscal Year(a)

			Estimated Future Payouts Under Non-Stock Price-Based Plan
Name	Number of Shares, Units or Other Rights(#)	Performance Period Until Payout	Threshold($)	Target($)	Maximum($)
M. D. Serra	1,500,000	2005-2007	337,500	1,350,000	2,700,000
R. T. Mina	800,000	2005-2007	180,000	720,000	1,440,000
G. M. Bahler	494,700	2005-2007	111,308	445,230	890,460
J. L. Berk	453,100	2005-2007	101,948	407,790	815,580
L. J. Petrucci	442,100	2005-2007	99,473	397,890	795,780
B. L. Hartman	650,500	2005-2007	N/A	N/A	N/A

(a)	The named executive officers, excluding B. L. Hartman, participate in the Long-Term Incentive Compensation Plan (the “Long-Term Plan”). Mr. Hartman participated in the Long-Term Plan while he was a senior officer of the Company. Individual target awards under the Long-Term Plan are expressed as a percentage of the participant's Annual Base Salary. In 2005 the Compensation and Management Resources Committee approved awards to the participants for the Performance Period of 2005–2007. The amounts shown in the table above under the column headed “Number of Shares, Units or Other Rights” represent the annual rate of base salary for 2005 for each of the named executive officers. The amounts shown in the columns headed “Threshold,” “Target,” and “Maximum” represent 22.5 percent, 90 percent and 180 percent, respectively, of each of the named executive officers' annual base salary rate in the first year of the Performance Period and represent the amount that would be paid to the participant at the end of the applicable Performance Period if the Company achieves the established goals. Mr. Hartman is not eligible for any payment under the Long-Term Plan since his employment terminated before the end of this Performance Period.
The principal features of the Long-Term Plan are described beginning on Page 36.

Option Grants in Last Fiscal Year

	Individual Grants(a)
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value($)(b)
M. D. Serra	115,000	11.6	27.01	2/09/15	744,240
R. T. Mina	50,000	5.0	28.155	3/23/15	351,504
G. M. Bahler	25,000	2.5	28.155	3/23/15	175,753
J. L. Berk	25,000	2.5	28.155	3/23/15	175,753
L. J. Petrucci	25,000	2.5	28.155	3/23/15	175,753
B. L. Hartman (c)	25,000	2.5	28.155	(c)	175,753

(a)	During 2005 the Compensation and Management Resources Committee granted stock options to the named executive officers under the 1998 Stock Option and Award Plan (the “1998 Award Plan”) and the 2003 Stock Option and Award Plan (the “2003 Award Plan”).
The per-share exercise price of each stock option may not be less than the fair market value of a share of Common Stock on the date of grant. In general, no portion of any stock option may be exercised until the first anniversary of its date of grant. The options granted during 2005 become exercisable in three substantially equal installments, beginning on the first annual anniversary of the date of grant. If a participant retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then immediately exercisable, plus those options that would have become exercisable on the next succeeding anniversary of the date of grant of each option, will remain (or become) immediately exercisable as of that date. Moreover, upon the occurrence of a “Change in Control,” all outstanding options will become immediately exercisable as of that date.
In general, options may remain exercisable for up to three years following a participant's retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.
Options are also outstanding under the 1995 Stock Option and Award Plan (the “1995 Award Plan”). The terms of the 1995 Award Plan are substantially the same as the terms of the 1998 Award Plan and the 2003 Award Plan. Under the terms of the 1995 Award Plan, no further awards may be granted under this plan as of March 8, 2005.
(b)	Values were calculated as of the date of grant using a Black-Scholes option pricing model. The values shown in the table are theoretical and do not necessarily reflect the actual values that the named executive officers may ultimately realize. Any actual value to the officer will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the option exercise price. In addition to the fair market value of the Common Stock on the date of grant and the exercise price, which are identical, the following assumptions were used to calculate the values shown in the table: a weighted-average risk-free interest rate of 3.99 percent; a stock price volatility factor of 28 percent; a 3.8 year weighted-average expected award life and a 1.1 percent dividend yield. The assumptions and calculations used for the model are consistent with the assumptions for reporting stock option valuations used in the Company's 2005 Annual Report on Form 10-K.
(c)	In connection with the termination of Mr. Hartman's employment on December 18, 2005, the vesting of one-third of this stock option grant (8,333 shares) was accelerated, so that Mr. Hartman was eligible to exercise these shares during the period of December 18, 2005 to March 18, 2006. The balance of this stock option grant (16,667 shares) was automatically cancelled on December 18, 2005.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(a)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
M. D. Serra	0	N/A	799,999	215,001	7,148,329	216,171
R. T. Mina	0	N/A	239,170	136,668	1,911,893	420,342
G. M. Bahler	14,500	226,604	195,334	59,668	1,260,296	165,742
J. L. Berk	0	N/A	207,332	59,668	1,156,438	165,742
L. J. Petrucci	0	N/A	42,833	59,668	271,836	165,742
B. L. Hartman (b)	68,334	443,327	67,166	0	0	0

(a)	The fair market value (the average of the high and low prices of the Company's Common Stock) on Friday, January 27, 2006, the last business day of 2005, was $22.675.
(b)	The options exercised by Mr. Hartman during the 2005 fiscal year were exercised following the termination of his insider status with Foot Locker.

RETIREMENT PLANS

Foot Locker Retirement Plan

      The Company maintains the Foot Locker Retirement Plan (the “Retirement Plan”), a defined benefit plan with a cash balance formula, which covers associates of the Company and substantially all of its United States subsidiaries. All qualified associates at least 21 years of age are covered by the Retirement Plan, and plan participants become fully vested in their benefits under this plan generally upon completion of five years of service or upon attainment of normal retirement age while actively employed.

      Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant's W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant's years of service with the Company as of the beginning of each calendar year. The following table shows the percentage used to determine credits at the years of service indicated.

Years of Service	Percent of All W-2 Compensation	+	Percent of W-2 Compensation Over $22,000
Less than 6	1.10		0.55
6–10	1.50		0.75
11–15	2.00		1.00
16–20	2.70		1.35
21–25	3.70		1.85
26–30	4.90		2.45
31–35	6.60		3.30
More than 35	8.90		4.45

      In addition, all balances in the participants' accounts earn interest at the fixed rate of 6 percent, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is not married). The participant may elect to waive the annuity form of benefit described above and receive benefits under the Retirement Plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Participants may elect one of the optional forms of benefit with respect to the accrued benefit as of December 31, 1995 if the individual participated in the Retirement Plan as of that date.

Foot Locker Excess Cash Balance Plan

      The Internal Revenue Code limits annual retirement benefits that may be paid to, and compensation that may be taken into account in the determination of benefits for, any person under a qualified retirement plan such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of the Retirement Plan, exceeds the limitations of the Internal Revenue Code, the Company has adopted the Foot Locker Excess Cash Balance Plan (the “Excess Plan”). The Excess Plan is an unfunded, nonqualified benefit plan, under which the individual is paid the difference between the Internal Revenue Code limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

Foot Locker Supplemental Executive Retirement Plan

      In addition, the Foot Locker Supplemental Executive Retirement Plan (the “SERP”), which is an unfunded, nonqualified benefit plan, provides for payment by the Company of supplemental retirement, death and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries. The named executive officers, excluding Bruce L. Hartman, and three of the other executive officers of the Company currently participate in the SERP. The Compensation and

Management Resources Committee sets an annual targeted incentive award under the SERP for each participant consisting of a percentage of salary and bonus based on the Company's performance against target. Achievement of the target causes an 8 percent credit to a participant's account. The applicable percentage decreases proportionately to the percentage of the Company's performance below target, but not below 4 percent, and increases proportionately to the percentage of the Company's performance above target, but not above 12 percent. Participants' accounts accrue simple interest at the rate of 6 percent annually.

Payment of Retirement Benefits

      Table I below provides the estimated annual benefit for each of the named executive officers, excluding Mr. Hartman, stated as a single life annuity under the Retirement Plan, the Excess Plan, and the SERP. The estimated benefit projections in this section assume each person's continued employment with the Company to his or her normal retirement date (age 65) and that compensation earned during each year after 2005 to the individual's normal retirement date remains the same as compensation earned by him or her during 2005. The projections in Table I are based upon a single life annuity determined by converting the account balance projected to normal retirement date using a 6 percent interest rate at the assumed retirement age. The applicable interest rate is the rate specified in Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code, but not less than 6 percent.

      Table II below states the actual benefit for Mr. Hartman under the Retirement Plan and the Excess Plan paid to him as a lump sum in connection with the termination of his employment in 2005. Mr. Hartman was not eligible to receive a benefit under the SERP.

      Table I. Projections at Normal Retirement Date

Named Executive Officer	Total Annual Benefit For Years 1-3 Following Retirement(a)	Total Annual Benefit For Years 4 and Subsequent Following Retirement(b)
M. D. Serra	$950,838	$58,259
R. T. Mina	1,522,027	346,350
G. M. Bahler	619,006	137,480
J. L. Berk	694,626	69,862
L. J. Petrucci	670,455	75,889

(a)	The amounts stated in the table above for years 1-3 following retirement include the SERP benefits, payable as a lump sum spread over a three-year period. The SERP projections include a 4 percent credit to the participants' accounts for 2005 and assume an annual 8 percent credit going forward.
(b)	Beginning with the fourth year following retirement, the individuals' annual benefits will not include any SERP payments and, therefore, their annual benefits for those years will be reduced accordingly. The amounts stated in this column reflect estimated benefits payable to these executives from the Retirement Plan and the Excess Plan only.

      Table II. Bruce L. Hartman

Named Executive Officer	Actual Total Lump Sum Benefit Paid from Retirement Plan and Excess Plan
B. L. Hartman	$151,573

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

      We have employment agreements with the named executive officers. The material terms of these agreements are described below.

M. D. Serra

      The Company has entered into an employment agreement with Matthew D. Serra as Chairman of the Board, President and Chief Executive Officer.

•	Term. The term of the agreement began on January 30, 2005 and ends on February 2, 2008. Each January of the term beginning in January 2007, the term of Mr. Serra's employment agreement will be extended for one additional year unless either Mr. Serra or the Board of Directors gives notice of intention not to extend the term.

•	Annual Base Salary and Bonus. We will pay Mr. Serra an annual base salary of not less than $1.5 million during the term of his agreement. Mr. Serra's annual bonus at target is 125 percent of his base salary, and his bonus at target under the long-term incentive compensation plan for any three-year performance period is 90 percent of his base salary at the beginning of the performance period.

•	Stock Options and Restricted Stock. Mr. Serra was granted an award of restricted stock covering 105,000 shares and a stock option covering 115,000 shares. These awards vest in three substantially equal annual installments and are reflected in the Summary Compensation Table on Page 16. Mr. Serra may receive additional stock option or restricted stock awards during the contract term, as may be determined by the Compensation and Management Resources Committee.

•	Benefits Plans and Perquisites. Mr. Serra is entitled to participate in all bonus, incentive and equity plans offered to senior executives. He is also eligible to participate in all pension, welfare, and fringe benefit plans and perquisites offered to senior executives. The benefits and perquisites available to Mr. Serra include:
–	Company-paid life insurance in the amount of the annual base salary
–	Long-term disability insurance coverage of $25,000 per month
–	Annual out-of-pocket medical expense reimbursement of up to $20,000
–	Financial planning expenses of up to $7,500 annually
–	Reimbursement of dues and membership fees of one private club of up to $20,000 per year
–	Automobile expense allowance of up to $40,000 annually and the provision of the services of a driver

Although Mr. Serra is eligible for these perquisites under his agreement, Mr. Serra chose not to participate in some of these benefits in 2005.

•	Payment and Benefits on Termination.

Termination for Cause, Death or Disability. If Mr. Serra's employment is terminated for Cause, death or disability, he would receive payment of his annual base salary through his termination date. He would also receive those benefits, if any, that the Company provides under its policies to employees whose employment is terminated for these reasons and any benefits required to be provided under the terms of any benefit or incentive plan.

Termination Without Cause or for Good Reason. If Mr. Serra's employment is terminated by us without Cause or by Mr. Serra for Good Reason, or if we breach any material provision of his employment agreement and, as a result, Mr. Serra elects to terminate his employment, he would receive the following payments and benefits:
–	his base salary to the end of the contract term,
–	his annual bonus at target, prorated to his termination date,

–	his long-term bonus at target for the performance period ending in the year his termination occurred, prorated to his termination date,
–	outplacement services for a period of one year following his termination date, and
–	all unvested shares of restricted stock would vest.
Termination Following a Change in Control. If Mr. Serra's employment terminates following a Change in Control, as provided under the agreement, he would receive the following payments and benefits, but the minimum amount of cash payments to Mr. Serra may not be less than 1.5 times his base salary and annual bonus at target:
–	his base salary to the end of the contract term,
–	his annual bonus at target, prorated to his termination date,
–	his long-term bonus at target for the performance period ending in the year his termination occurred, prorated to his termination date,
–	outplacement services for a period of one year following his termination date, and
–	all unvested shares of restricted stock and stock options would vest.
If the payments or benefits received by Mr. Serra following a Change in Control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), we would make a gross-up payment to Mr. Serra in order to put him in the same after-tax position he would have been in had no excise tax been imposed. In addition to termination of the employment by the Company or by Mr. Serra for Good Reason, Mr. Serra may trigger the termination of his employment within the 30-day period commencing three months following a Change in Control and, in that case, he would be entitled to receive the payments and benefits specified above.

•	Non-Competition. Mr. Serra is subject to a non-competition and non-solicitation provision for two years following the termination of his employment agreement.

R. T. Mina, G. M. Bahler, J. L. Berk, and L. J. Petrucci

      We also have employment agreements with Richard T. Mina, as President and Chief Executive Officer of Foot Locker, Inc.-U.S.A., and with Gary M. Bahler, Jeffrey L. Berk and Laurie J. Petrucci, as Senior Vice Presidents of the Company.

•	Term. The current term of Mr. Mina's agreement ends on May 1, 2007 and will automatically be extended for additional one-year periods unless notice is given by the Company or Mr. Mina that the term will not be extended. The current terms of the agreements with Ms. Petrucci and Messrs. Bahler and Berk end on December 31, 2006 and will automatically be extended for additional one-year periods unless notice is given by the Company that the term will not be extended.

•	Benefits Plans and Perquisites. The executives are entitled to participate in all benefit plans and arrangements in effect on the effective date of their agreements, including the retirement plans, annual and long-term incentive compensation plans, and medical, dental and disability plans, as well as any other plans subsequently offered to senior executives of Foot Locker.

•	Payments and Benefits on Termination.

For Cause, Death or Disability. If the employment of any of the executives is terminated for Cause, death or disability, he or she would receive payment of his or her annual base salary through the termination date. The executive would also receive those benefits, if any, that the Company provides under its policies to employees whose employment is terminated for these reasons and any benefits required to be provided under the terms of any benefit or incentive plan.

Without Cause or Good Reason. If the Company terminates the employment of any of the executives without Cause or if the executive terminates his or her employment for Good Reason, we will pay the executive his or her base salary through the termination date and a severance benefit. The severance benefit would be equal to the sum of two weeks' salary plus
1⁄26 of his or her annual bonus at target multiplied by the executive's years of service, with a minimum severance benefit of 52 weeks' salary.

Change in Control. If the employment of any of the executives is terminated by him or her for Good Reason or by the Company without Cause within 24 months following a Change in Control, then the executive would be entitled to a severance benefit calculated using the same formula described in the preceding paragraph, except that the minimum severance benefit would be 104 weeks' salary plus two times the executive's annual bonus at target. In addition, all unvested shares of restricted stock and stock options would vest.

If payments or benefits received by any of the executives under these circumstances are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then we would automatically reduce his or her payments and benefits to an amount equal to $1 less than the amount that would subject the executive to the excise tax, provided that this reduced amount would result in a greater benefit to the executive compared to the unreduced amount on a net after-tax basis.

•	Continuation of Benefits. The executives would be eligible to continue to participate during their severance periods in any group medical, dental or life insurance plan he or she participated in prior to termination under substantially the same terms as an active employee. This extended participation would continue for 52 weeks or, following a change in control, for 104 weeks, unless the executive becomes eligible for a future employer's plans or violates the post-employment non-compete and confidentiality provisions before the end of the severance period.

•	Non-Competition. Mr. Mina is subject to a non-competition and non-solicitation provision for two years following the termination of his employment, and each of the other executives is subject to a one-year non-competition and non-solicitation provision.

B. L. Hartman

      We had an employment agreement with Mr. Hartman as Executive Vice President and Chief Financial Officer in the same form as the agreements described above for the named executive officers other than Mr. Serra. Mr. Hartman's service as Executive Vice President and Chief Financial Officer of the Company ended at the close of business on November 18, 2005. On December 21, 2005, the Company and Mr. Hartman entered into a letter agreement (the “Letter Agreement”) regarding his resignation, and the termination of his employment effective December 18, 2005 (the “Termination Date”). The Letter Agreement provided for:

•	a severance payment of $650,500 to Mr. Hartman payable in June 2006, which reflects the amount of severance provided for under his Employment Agreement;

•	a non-competition period, including a prohibition on hiring employees of the Company, for one year following the Termination Date;

•	the accelerated vesting of stock options covering a total of 32,334 shares at exercise prices ranging from $10.245 to $28.155, which were scheduled to vest in March and April 2006;

•	continuation of participation in certain benefit programs for one year following his employment termination date, including the medical, drug, dental, and life insurance programs for active employees of the Company, the executive medical reimbursement program, the executive financial planning program, the automobile expense reimbursement program, and the executive life insurance program;

•	a General Release from Mr. Hartman to the Company; and

•	the forfeiture of all unvested shares of restricted stock previously granted to Mr. Hartman.

Mr. Hartman was not eligible to receive bonus payments under the Annual Plan for 2005 or under the Long-Term Plan for any performance period ending after his termination date.

Trust Agreement

      The Company has established a trust (the “Trust”) in connection with certain of its benefit plans, arrangements, and agreements, including certain of those described above, and other benefit plans, agreements or arrangements that subsequently may be covered (collectively, the “Benefit Obligations”). Under the Trust agreement, in the event of a Change in Control of the Company (as defined in the Trust agreement), the trustee would pay to the persons entitled to the Benefit Obligations, out of funds held in the Trust, the amounts to which they may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company (as defined in the Trust agreement), the Company is required to fund the Trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee is required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

Compensation Committee Interlocks and Insider Participation

      During 2005 the following individuals (none of whom had been an officer or employee of the Company or any of its subsidiaries) served on the Compensation and Management Resources Committee: Purdy Crawford, Philip H. Geier Jr., James E. Preston, Christopher Sinclair and Cheryl Nido Turpin. There were no interlocks with other companies within the meaning of the SEC's proxy rules. As noted on Page 9, Mr. Crawford is Counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP, which provides legal services to the Company. Mr. Crawford does not participate in decisions regarding awards to executives covered by Section 16(a) of the Securities Exchange Act of 1934 under the Company's 1998 Award Plan, the 2003 Award Plan or, prior to its expiration, the 1995 Award Plan.

Report of the Compensation and Management Resources Committee on Executive Compensation

      The Compensation and Management Resources Committee of the Board of Directors, composed of the independent directors named below, has responsibility for all compensation matters involving the Company's executive officers, and for significant elements of the compensation of the chief executive officers of its business units.

Compensation Policy

      The Company's executive compensation program is designed to attract, motivate, and retain talented retail industry executives in order to maintain and enhance the performance of the Company and its return to shareholders. The Committee believes that executive compensation should be balanced between annual and long-term compensation and that a substantial portion of the compensation of the Company's executive officers, whether paid out currently or on a long-term basis, should be dependent on the Company's performance. It is the Committee's view that more senior officers should have a greater portion of their compensation at risk, whether through incentive programs based upon the achievement of performance targets or through stock price appreciation. The principal components of the executive compensation program are as follows:

I. Annual Compensation

      Base Salary. Base salaries for executive officers are determined based on a number of factors, including the responsibilities of the position, the performance of the executive, and base salaries for comparable positions at companies in the retail and athletic footwear and apparel industries.

      Annual Bonus. Executive officers participate in the annual bonus program, which provides for payment of a percentage multiple of the executive's base salary depending upon the Company's performance in relation to targets established by the Committee at the beginning of each plan year. In recent years, including 2005, these targets have been a combination of pre-tax income and return-on-invested-capital. These performance targets are based on the business plan and budget for the year reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors.

II. Long-Term Compensation

      Long-Term Bonus. Executive officers participate in the long-term bonus program, which provides for payment of a percentage multiple of the executive's base salary at the beginning of each three-year performance period depending upon the Company's performance over the period in relation to targets established by the Committee at the beginning of each period. For recent performance periods, including that for 2005-2007, these targets have been based on three-year average return-on-invested-capital. These performance targets are based on the three-year plan reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors at the beginning of each performance period.

      Stock Awards. The Company makes grants of stock options and, in some cases, restricted stock to executive officers in order to strengthen the tie between an executive officer's compensation opportunity and the shareholders' interest in increasing the price of Common Stock, and for retention purposes. Stock options are granted at fair market value on the grant date and are normally exercisable in one-third increments in each of the first three years following the date of grant. Restricted stock awards vest after an executive's continued employment by the Company for a specified period.

      The Committee, advised by an independent, nationally recognized compensation consultant that reports directly to the Committee, at least annually conducts a review of the Company's executive compensation program, including the compensation of its Chief Executive Officer. Based upon those reviews, the Committee believes that the Company's executive compensation program is competitive, and is reasonable and appropriate for the Company, taking into consideration its revenues, profitability, market position, complexity, and multinational operations, and that the program is effective in tying executive compensation to performance. The Company has a similar compensation program for other officers and for the senior management of its business units.

      Except in the case of mid-year promotions or new hires, or other special circumstances, the Committee makes decisions on base salaries, incentive plan targets and awards, and stock awards at a meeting held in the first quarter of each year. The Chief Executive Officer makes recommendations to the Committee with regard to base salaries and stock awards for senior officers other than himself. Executives participate in the Annual Incentive Compensation Plan and the Long-Term Incentive Compensation Plan based upon their position, and target awards under those plans, as a percentage of base salary, are also based on position. In making compensation decisions, the Committee considers information developed through its annual compensation review, including national and industry compensation trends and executive compensation at peer companies, which the Committee has had an opportunity to consider at earlier meetings. In addition, the Committee considers the Company's over-all performance and individual performance and responsibilities. The Committee reviews a tally sheet indicating each element of compensation paid to the executive in the prior year and each element proposed for the upcoming year, as well as total compensation in each year.

      In February 2006, the Board of Directors adopted stock ownership guidelines for directors and senior executives. These guidelines, which are described more fully on Page 6, call for the Chief Executive Officer to hold shares having a value at least equal to four times base salary and other senior executives to hold shares having a value at least equal to two times base salary. Currently the Chief Executive Officer and most other executives covered by the guidelines are in compliance with them.

Chief Executive Officer's Compensation

      The compensation reported for 2005 for Mr. Serra, the Company's Chairman of the Board and Chief Executive Officer, was based on the same policies, described above, that apply to all of the Company's executive officers.

      • Mr. Serra's base salary of $1,500,000, unchanged from his base salary in 2004, was established based upon his responsibilities, his performance, and salaries for comparable positions.

      • Neither Mr. Serra nor the other corporate officers received an annual bonus payment for 2005, as the Company's pre-tax income and return-on-invested capital results for 2005 did not meet the threshold established by the Committee at the beginning of the year for a payment under the annual plan. This compares to an annual bonus payment of $1,662,000 to Mr. Serra in 2004 when the Company slightly exceeded its pre-tax income and return-on-invested-capital plan for the year.

      • Mr. Serra's long-term bonus payment of $1,617,120 was calculated in the same manner as that of other participants in the Long-Term Incentive Compensation Plan, and was the result of the Company exceeding its return-on-invested-capital plan for 2003-2005. This compares to a long-term bonus payment of $2,117,700 in 2004, when the Company significantly exceeded its return-on-invested-capital plan for the performance period.

      • The stock option grant of 115,000 shares at $27.01 per share, the fair market value on the date of grant, made to Mr. Serra in February 2005 reflected Mr. Serra's performance, responsibilities and his ability, through his efforts, to improve the value of the Company's Common Stock. Consistent with stock option grants made to other executives, this grant vests in three equal annual installments. The value of the stock option grant is wholly dependent on increases in the price of the Company's Common Stock over the price on the date of grant.

      • The restricted stock grant of 105,000 shares made to Mr. Serra in February 2005 reflected Mr. Serra's performance, responsibilities, the Company's desire to retain his services, and his ability, through his efforts, to improve the value of the Company's Common Stock. A portion of the value that Mr. Serra is expected to receive on the vesting of the restricted shares is dependent on increases in the price of the Company's Common Stock.

      Consistent with the Company's executive compensation policies, the great majority of Mr. Serra's compensation is at risk, dependent upon the Company's performance or the share price of its Common Stock.

      In determining Mr. Serra's compensation, the Committee considered appropriate compensation for an executive of Mr. Serra's background and experience, Mr. Serra's performance as the Company's Chief Executive Officer, the benefits to the Company and its shareholders that are expected to result from retaining his services as the Company's Chief Executive Officer and providing him with a meaningful compensation opportunity tied to the performance of the Company and the price of its Common Stock, and the compensation of chief executive officers of other companies in the retail and athletic footwear and apparel industries. This Committee, acting jointly with the Nominating and Corporate Governance Committee, annually reviews Mr. Serra's performance as the Company's Chief Executive Officer and the results of this review are one factor in determining Mr. Serra's compensation.

One Million Dollar Pay Deductibility Cap

      In general, it is the Company's position that compensation paid to its executive officers should be fully deductible for U.S. tax purposes, and the Company has structured its bonus and stock option programs so that payments made under them are deductible. In certain instances, however, the Committee believes that it is in the best interests of the Company and its shareholders to have the flexibility to pay compensation that is not deductible under the limitations set by Section 162(m) of the Internal Revenue Code in order to provide a compensation package consistent with the executive compensation policies discussed in this report. In particular, that portion of Mr. Serra's base salary that exceeds $1,000,000 and the value of restricted stock awards made to Mr. Serra and, potentially, a portion of the restricted stock awards made to the other executive officers named in the compensation table are not expected to be deductible. It is the Committee's view that the benefits of securing the services of Mr. Serra and these officers, and their potential contribution to the performance of the Company, outweigh the Company's inability to obtain a deduction for those elements of compensation.

James E. Preston, Chairman Purdy Crawford Philip H. Geier Jr. Christopher A. Sinclair Cheryl Nido Turpin

Performance Graph

      The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Russell 2000 Index and a selected peer group from February 2, 2001 through January 27, 2006. The peer group comprises:

•	Dick's Sporting Goods, Inc.

•	The Finish Line, Inc.

•	Hibbett Sporting Goods, Inc.

•	Genesco, Inc., whose business includes operations outside of athletic footwear and apparel retailing, and

•	The Sports Authority, Inc., which announced on January 23, 2006 that it had agreed to go private through an acquisition by Leonard Green & Partners LP and certain members of its senior management.

We believe that this selected group reflects our peers as retailers in the athletic footwear and apparel industry.

$0

$50

$100

$150

$200

$250

$300

$350

F

o

ot L

o

c

k

er

R

uss

e

ll 2000

P

e

er

Fe

b

-

0

1

Fe

b

-

0

2

J

an

-

0

3

J

an

-

0

4

J

an

-

05

J

an

-

06

Dollars

	2/2/01	2/1/02	1/31/03	1/30/04	1/28/05	1/27/06
Foot Locker	100.00	125.579	83.609	204.801	216.556	185.348
Russell 2000	100.00	95.721	74.211	115.805	122.233	146.006
Peer Group	100.00	131.005	102.274	229.944	250.527	319.012

Equity Compensation Plan Information

      The following table provides information as of January 28, 2006 for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity Compensation Plans Approved by Security Holders	5,962,107	$18.45	8,531,450	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	5,962,107	$18.45	8,531,450

(1)	Includes securities available for future issuance under shareholder-approved compensation plans other than upon the exercise of an option, warrant or right, as follows:
– 2,762,647 shares under the 2003 Employees Stock Purchase Plan (the “2003 Purchase Plan”), and
– 330,894 shares under the 2002 Directors Stock Plan.
Participating employees under the 2003 Purchase Plan may contribute up to 10 percent of their annual compensation to acquire shares of the Company's Common Stock at 85 percent of the lower market price on one of two specified dates in each plan year.
The 2002 Directors Stock Plan provides for, in addition to stock option grants to non-employee directors, the payment of their annual retainer fees in stock and for the voluntary deferral of all or a portion of their annual retainer fees into stock units. Directors are required to receive at least 50 percent of their annual retainer fees in the form of stock. The total number of shares authorized under the 2002 Directors Stock Plan covers the issuance of stock in payment of the non-employee directors' annual retainer fees, stock option grants, and stock units allocated under this plan without specifying the number of shares that may be issued or awarded in any of these forms. As of January 28, 2006, there were 330,894 shares available under the 2002 Directors Stock Plan, all of which are included in column (c) of the table. As of this date, 18,820 shares under the 2002 Directors Stock Plan have been allocated into the deferred stock unit accounts.
(2)	The 1998 Stock Option and Award Plan (the “1998 Award Plan”) and the 2003 Stock Option and Award Plan (the “2003 Award Plan”) contain limitations within their respective total number of authorized shares on the number of shares that may be awarded to participants in the form of restricted stock or Other Stock-Based Awards, and these shares are included in the total number disclosed in column (c). The 1998 Award Plan limits the number of shares that may be awarded in the form of restricted stock and Other Stock-Based Awards to 3,000,000 shares, of which 1,722,565 shares remain available for issuance, and the 2003 Award Plan limits the number of shares that may be awarded in the form of restricted stock and Other Stock-Based Awards to 1,000,000 shares, of which 620,000 shares remain available for issuance.
The 1995 Stock Option and Award Plan (the “1995 Award Plan”), limited the number of shares that could be awarded as restricted stock to 1,500,000 shares. Under the terms of the 1995 Award Plan, no further awards may be made from this plan as of March 8, 2005.
Payouts under the Long-Term Incentive Compensation Plan also may be made in shares of Common Stock, and these shares would be issued as Other Stock-Based Awards under the 1998 Award Plan or the 2003 Award Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

      Foot Locker's Certificate of Incorporation provides that the members of our Board of Directors be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two.

      The terms of the four directors who constitute Class III expire at the 2006 annual meeting upon the election and qualification of their successors. Alan D. Feldman, Jarobin Gilbert Jr., David Y. Schwartz and Cheryl Nido Turpin will be considered for election as directors in Class III, each to hold office for a three-year term expiring at the annual meeting in 2009. Matthew M. McKenna has been nominated by the Board to stand for election as a director in Class II for a two-year term expiring at the annual meeting in 2008. Each nominee has been nominated by the Board of Directors for election and has consented to serve for the specified term. Ms. Turpin and Messrs. Gilbert and Schwartz were elected to serve for their present terms at the 2003 annual meeting. Mr. Feldman was elected to his present term at the 2005 annual meeting. Mr. McKenna is not currently serving as a director. The seven remaining directors will continue in office, in accordance with their previous elections, until the expiration of their terms at the 2007 or 2008 annual meeting.

      The Board has established a retirement policy for directors, which is described on Page 8. In accordance with this policy, the Nominating and Corporate Governance Committee has asked Mr. Crawford and Mr. Preston, who otherwise would have resigned from the Board at this annual meeting, to continue serving as directors.

      If, prior to the annual meeting, any of the five nominees becomes unable to serve as a director for any reason, the persons designated as proxies on the enclosed proxy card will have full discretion to vote the shares represented by proxies held by them for another person to serve as a director in place of that nominee.

      Biographical information follows for the five nominees and for each of the seven other directors of the Company whose present terms as directors will continue after the 2006 annual meeting. There are no family relationships among the directors, nominees, or executive officers of the Company.

      The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of the nominees identified for election.

Nominee for Director
Term Expiring in 2008

      Matthew M. McKenna. Age 55. Senior Vice President of Finance of PepsiCo, Inc. (global snack and beverage company) since August 6, 2001. He served as Senior Vice President and Treasurer of PepsiCo from March 30, 1998 until August 5, 2001. He is a director of PepsiAmericas, Inc. and is a member of the Management Committee of Pepsi Bottling Ventures LLC. He is also a member of the Board of Trustees of Hamilton College and serves on the Board of the Foundation for Purchase College of the State University of New York.

Nominees for Directors
Terms Expiring in 2009

      Alan D. Feldman. Age 54. Director since 2005. President and Chief Executive Officer of Midas, Inc. (automotive repair and maintenance services) since January 13, 2003. He was an independent consultant from March 2002 to January 2003. Mr. Feldman previously held senior positions within McDonald's Corporation (restaurant and food services), including President and Chief Operating Officer of McDonald's Americas from March 2001 to March 2002 and President of McDonald's USA from July 1998 to March 2001. He is a director of Midas, Inc.

      Jarobin Gilbert Jr. Age 60. Director since 1981. President and Chief Executive Officer of DBSS Group, Inc. (management, planning and trade consulting services) since 1992. He is a director of PepsiAmericas, Inc. and Midas, Inc. He is a trustee of Atlantic Mutual Insurance Company. Mr. Gilbert is also a director of Harlem Partnership, Inc. and a permanent member of the Council on Foreign Relations.

      David Y. Schwartz. Age 65. Director since 2000. Independent business adviser and consultant, principally in the retail, distribution and service industries, since July 1997. He was a partner with Arthur Andersen LLP from 1972 until he retired from that public accounting firm in 1997. Mr. Schwartz is a director of Walgreen Co. and True Value Company.

      Cheryl Nido Turpin. Age 58. Director since 2001. President and Chief Executive Officer of the Limited Stores (retail merchants) from June 1994 to August 1997. She was President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited, Inc., from January 1990 to June 1994. Ms. Turpin is a director of The Warnaco Group, Inc.

Directors Continuing in Office
Terms Expiring in 2007

      James E. Preston. Age 72. Director since 1983. Chairman of the Board of Avon Products, Inc. (manufacture and sale of beauty and related products) from 1989 to May 6, 1999, and Chairman and Chief Executive Officer of Avon Products, Inc. from 1989 to June 1998. Mr. Preston is a director of ARAMARK Corporation.

      Matthew D. Serra. Age 61. Director since 2000. The Company's Chairman of the Board since February 1, 2004, President since April 12, 2000 and Chief Executive Officer since March 4, 2001. He was the Company's Chief Operating Officer from February 9, 2000 to March 3, 2001.

      Christopher A. Sinclair. Age 55. Director since 1995. Executive Chairman of the Board of Scandent Group Holdings, Mauritius (global provider of information technology services) since May 1, 2002, and Executive Chairman of the Board and Chief Executive Officer of its majority-owned subsidiary, Scandent Solutions Corporation, since November 1, 2005. Mr. Sinclair was Managing Director of Manticore Partners LLC (venture capital and advisory firm) from February 1, 2001 to December 2004 and an Operating Partner of Pegasus Capital Advisors (private equity firm) from June 1, 2000 to June 1, 2002. He is a director of Scandent Group Holdings, Mauritius, Scandent Solutions Corporation Ltd., Mattel, Inc., and eMerge Interactive, Inc.

      Dona D. Young. Age 52. Director since 2001. Chairman of the Board, President and Chief Executive Officer of The Phoenix Companies, Inc. (provider of wealth management products and services to individuals and institutions). Mrs. Young has held the positions of Chairman of the Board since April 1, 2003, President since February 2000, and Chief Executive Officer since January 1, 2003. She served as Chief Operating Officer from February 2001 to December 31, 2002. Mrs. Young is also Chairman of the Board since April 1, 2003 and Chief Executive Officer since January 1, 2003 of Phoenix Life Insurance Company. She previously served as President of Phoenix Life Insurance Company from February 2000 to March 31, 2003 and Chief Operating Officer from February 2001 to December 31, 2002. Mrs. Young joined Phoenix Home Life Mutual Insurance Company in 1980 and served in various management and legal positions, including Executive Vice President and General Counsel from 1995 to 2000. She is a director of The Phoenix Companies, Inc. and Wachovia Corporation.

Directors Continuing in Office
Terms Expiring in 2008

      Purdy Crawford. Age 74. Director since 1995. Chairman of the Board of Allstream Inc. (Canada) (telecommunications) from June 1999 to June 2004. Mr. Crawford is a director of Manitoba Telecom Services, Canadian National Railway Company, Maple Leaf Foods Ltd., and Seamark Asset Management Ltd. He is a director and trustee of Clearwater Seafoods Income Fund. He is counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP.

      Nicholas DiPaolo. Age 64. Director since 2002. Vice Chairman of Bernard Chaus, Inc. (apparel designer and manufacturer) from November 1, 2000 to June 23, 2005; Chief Operating Officer of Bernard Chaus from November 1, 2000 to October 18, 2004. He was Chairman of the Board, President and Chief Executive Officer of Salant Corporation (diversified apparel company) from January 1991 until his retirement in 1997. Mr. DiPaolo is a director of JPS Industries and R.G. Barry Corporation.

      Philip H. Geier Jr. Age 71. Director since 1994. Chairman of the Board and Chief Executive Officer of Interpublic Group of Companies, Inc. (advertising agencies and other marketing communication services) from 1980 to December 31, 2000. He is a director of Fiduciary Trust Company International, AEA Investors, Inc., Alcon, Inc., Mettler-Toledo, Inc. and IAG Research.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

      The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accountants for the 2006 fiscal year, subject to ratification by the shareholders at the 2006 annual meeting. A resolution for ratification will be presented at the annual meeting.

      Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

      The Board of Directors recommends that shareholders vote FOR Proposal 2.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by KPMG for the audit of Foot Locker's annual financial statements for 2005 and 2004, as well as fees billed for other services provided by KPMG during these two fiscal years.

Category	2005	2004
Audit Fees (1)	$3,175,000	$3,227,000
Audit-Related Fees (2)	158,000	166,000
Tax Fees (3)	32,000	52,000
All Other Fees	0	0

Total	$3,365,000	$3,445,000

(1)	Audit fees consisted of professional services rendered in conjunction with the audit of our annual financial statements, reviews of financial statements included in our Form 10-Qs, reviews of registration statements and issuances of consents, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans. For 2004, audit-related fees also included professional services in connection with an acquisition.
(3)	Tax fees consisted principally of assistance with matters related to tax compliance.

      In connection with the audit of our financial statements for 2005, we entered into an engagement letter with KPMG that sets forth the terms by which KPMG will perform the audit services. This agreement is subject to alternative dispute resolution procedures, an exclusion for punitive damages, and various other provisions.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee has a policy that all audit and non-audit services to be provided by the independent accountants to the Company, including its subsidiaries and affiliates, are to be approved in advance by the Audit Committee, irrespective of the estimated cost for providing such services. Between meetings of the Committee, the Audit Committee has delegated this authority to the Chair of the Committee. Management of the Company reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants to the Company, including its subsidiaries and affiliates, since the Committee's last meeting.

      None of the services pre-approved by the Audit Committee or the Chair of the Committee during 2005 utilized the de minimis exception to pre-approval contained in the applicable rules of the Securities and Exchange Commission.

Audit Committee Report

      In accordance with its charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company's accounting policies and practices, and financial reporting. The Committee has responsibility for appointing the independent accountants and internal auditors.

      The Audit Committee consists of five independent directors, as independence is defined under the rules of The New York Stock Exchange. All of the Committee members meet the expertise requirements under the rules of The New York Stock Exchange.

      The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting. At meetings during 2005, the Committee discussed with management, KPMG LLP, the Company's independent registered public accountant, and the Company's internal auditors the assessment of the Company's internal control over financial reporting. The Committee also discussed with KPMG its attestation report and opinion on the Company's internal control over financial reporting contained in the Company's 2005 Annual Report on Form 10-K.

      The Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the 2005 fiscal year, which ended January 28, 2006. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of KPMG's examination of the financial statements and the overall quality of the Company's financial reporting.

      The Audit Committee obtained from KPMG the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and discussed with KPMG any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG to the Company are compatible with maintaining KPMG's independence. The Committee has satisfied itself that KPMG is independent.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Foot Locker's Annual Report on Form 10-K for the 2005 fiscal year.

Purdy Crawford, Chair Nicholas DiPaolo Jarobin Gilbert Jr. David Y. Schwartz Dona D. Young

PROPOSAL 3

REAPPROVAL OF THE PERFORMANCE GOALS OF THE
LONG-TERM INCENTIVE COMPENSATION PLAN

      Under Section 162(m) of the Internal Revenue Code, the Company cannot deduct certain compensation in excess of $1 million paid to the named executive officers of the Company (each, a “Covered Employee”). Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by shareholders. Shareholders approved the Long-Term Plan, amended and restated as of January 28, 1996, at the 1996 annual meeting, which satisfied these requirements. Shareholders reapproved the performance goals for this plan at the 2001 annual meeting. Section 162(m) requires that shareholders reapprove the performance goals under the plan every five years.

Material Features of the Long-Term Plan

      The following is a summary of the principal features of the Long-Term Plan and is qualified in its entirety by the complete text of the Long-Term Plan. Capitalized terms used but not defined in this summary have the meanings contained in the Long-Term Plan.

      Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004, deals with specific tax rules for nonqualified deferred compensation plans. The Company intends to amend certain provisions of the Long-Term Plan prior to the expiration of the transition period on December 31, 2006 in order to bring the plan into documentary compliance with this section of the Internal Revenue Code and related regulations; however, these amendments will in no way change the performance goals under the plan approved by shareholders.

      Purpose of the Plan. The purposes of the Long-Term Plan are to reinforce corporate, organizational, and business development goals; to promote the achievement of year-to-year financial and other business objectives; to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for year-to-year achievements; and to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code with regard to Covered Employees.

      Administration. Currently, the Long-Term Plan is administered by the Compensation and Management Resources Committee, each member of which is an “outside director” under Section 162(m) of the Internal Revenue Code. The Long-Term Plan also provides that the plan may be administered by a sub-committee of the Compensation and Management Resources Committee. The Committee has the authority to grant awards, determine performance criteria, certify attainment of performance goals, construe and interpret the Long-Term Plan and make all other determinations deemed necessary or advisable for the administration of the Long-Term Plan.

      Participation. Participation in the Long-Term Plan is limited to those officers and other key employees of the Company, its subsidiaries and divisions, as selected by the Committee. In determining the persons to whom awards shall be granted, the Committee takes into account such factors as the Committee deems appropriate to accomplish the purposes of the Long-Term Plan. Currently, 23 executives participate in this plan.

      Performance Periods and Individual Target Awards. Long-Term Plan awards relate to a period of three consecutive plan years or such other period as determined by the Committee, beginning with the Plan Year in which the award is made (the “Performance Period). The individual target award for each participant is expressed as a percentage of Annual Base Salary.

      Payment. In general, payment for such awards shall be made only if and to the extent performance goals for the Performance Period are attained and only if the participant remains employed by the Company throughout the Performance Period. Payment to a participant for each Performance Period will be made in cash or shares of Common Stock. If payment is made in shares of stock, the number of shares of Common Stock is determined by dividing the achieved percentage of a participant's Annual Base Salary by the Fair Market Value of the Common Stock on the date of payment. “Fair Market

Value” of the Common Stock on the date of payment, as defined in the Long-Term Plan, is the average of the daily closing prices of a share of the Company's Common Stock in the 60-day period immediately preceding the payment date.

      Payment for a Performance Period to a Covered Employee cannot be in an amount that exceeds the lesser of (i) 300% of that employee's Annual Base Salary or (ii) $5,000,000. Awards of Common Stock made pursuant to the Long-Term Plan are Other Stock-Based Awards, and are issued under, and subject to, the provisions of the Company's Stock Option and Award Plans.

      Amendment or Termination of Plan. The Committee may amend, suspend, or terminate the Long-Term Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the plan to continue to comply with Section 162(m) of the Internal Revenue Code will be effective unless it is approved by the required vote of the shareholders of the Company. In addition, no amendment may adversely affect the rights of any participant without the participant's consent under any Long-Term Plan awards previously granted.

      Benefits Not Determinable. Any payout under the Long-Term Plan is calculated based upon Foot Locker's performance in the applicable Performance Period and is measured against the performance criteria set at the beginning of the applicable Performance Period by the Compensation and Management Resources Committee. Since performance goal criteria may vary from year to year, benefits under the Long-Term Plan are not determinable. The Long-Term Plan is designed to provide payments only if the performance goals established by the Committee have been met and the attainment of such performance goals has been certified by the Committee. The Summary Compensation Table on Page 16 states the payouts under the Long-Term Plan to the named executive officers for the 2001-2003, 2002-2004, and 2003-2005 Performance Periods.

Reapproval of Performance Goals

      The Long-Term Plan provides that the Compensation and Management Resources Committee generally has the authority to determine the performance goals that will be in effect for a Performance Period. The Committee also has the authority to the extent permitted by Section 162(m) of the Internal Revenue Code (if applicable) to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Company or our financial statements or in response to changes in applicable laws, regulations or accounting principles.

      The performance goals for the Covered Employees will be determined by the Compensation and Management Resources Committee based on one or more of the following criteria:

•	the attainment of certain target levels of, or percentage increase in, Consolidated Net Income, or

•	the attainment of certain target levels of, or a specified increase in, return on invested capital.

      We are seeking shareholder approval of these performance goals originally approved by shareholders in 1996 and reapproved by shareholders in 2001.

      The Board of Directors recommends a vote FOR Proposal 3.

DEADLINES AND PROCEDURES FOR NOMINATIONS AND
SHAREHOLDER PROPOSALS

Deadlines

      Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2007 annual meeting must be received by the Secretary of the Company no later than December 11, 2006 in order to be considered for inclusion in the 2007 proxy statement.

      The Company's By-laws require that shareholders must follow certain procedures, which are described below, to nominate a person for election to the Board of Directors or to introduce an item of business at an annual meeting. We must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's annual meeting. Assuming that our 2007 annual meeting is held on schedule, we must receive this notice no earlier than January 24, 2007 and no later than February 23, 2007. However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

Procedures

      Foot Locker's By-laws provide that shareholders who wish to submit a nomination for director must deliver a notice to the Secretary of the Company at 112 West 34th Street, New York, New York 10120 not less than 90 days nor more than 120 days before the first anniversary of the prior year's annual meeting. These dates are published each year in the Company's proxy statement. The notice must contain the following information regarding the proposed nominee:

•	his or her name, age, business and residence address,

•	his or her principal occupation or employment,

•	the number of shares of the Company's Common Stock he or she beneficially owns,

•	any other information that is required to be disclosed under the Exchange Act and rules and regulations of the Securities and Exchange Commission and The New York Stock Exchange,

•	the executed consent of such person to serve if elected, and

•	an undertaking by the individual to furnish us with any information we may request in order to determine his or her eligibility to serve as a director.

      In addition, the notice must contain the name and address of the shareholder who is making the nomination and the number of shares of the Company's Common Stock that he or she beneficially owns.

      Notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

By Order of the Board of Directors GARY M. BAHLER Secretary

April 10, 2006

[THIS PAGE INTENTIONALLY LEFT BLANK]

[THIS PAGE INTENTIONALLY LEFT BLANK]

YOUR  VOTE  IS  IMPORTANT
PLEASE VOTE YOUR PROXY

 Printed on recycled paper

Appendix 1

FOOT LOCKER, INC.

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2006

Gary M. Bahler, Robert W. McHugh, Matthew D. Serra, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 24, 2006, at 9:00 A.M., local time, at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120, and at any adjournment or postponement thereof, upon the matters set forth in the Foot Locker, Inc. Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS

IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, THIS PROXY CARD ALSO COVERS THOSE SHARES ALLOCATED TO YOUR PLAN ACCOUNT. BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR THE INTERNET) YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

FOOT LOCKER, INC.
Address Change	P.O. BOX 11078
NEW YORK, N.Y. 10203-0078

SEE REVERSE SIDE

YOUR VOTE IS IMPORTANT THANK YOU FOR VOTING VOTE BY TELEPHONE OR INTERNET 24 Hours a Day - 7 Days a Week

	Proxy Vote-By-Phone		OR	Proxy Vote-By-Internet
To vote electronically, please use	1-866-388-1532			https://www.proxyvotenow.com/fl
these directions:
	•	Use any touch-tone telephone.		•	Log on to the internet and go to the web site listed above.
	•	Have your proxy card ready.
				•	Have your proxy card ready.
	•	Follow the simple recorded instructions.		•	Follow the simple instructions that appear on your computer screen.

You may also vote the shares held in your account by telephone or via the Internet.Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. IF YOU CHOOSE TO VOTE BY TELEPHONE OR VIA THE INTERNET, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD. Both voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you.You may also change your selections on any or all of the proposals to be voted.

If you would like to access future Proxy Statements and Annual Reports electronically (as described in the 2006 Proxy Statement), please go to https://www.giveconsent.com/fl to give your consent. This consent will remain in effect until you notify Foot Locker, Inc. by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

1-866-388-1532 CALL TOLL-FREE TO VOTE	YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

☐	‚ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ‚

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1, 2 AND 3.							FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS.					2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐
NOMINEES FOR 3-YEAR TERMS:	01 Alan D. Feldman, 02 Jarobin Gilbert Jr.,
03 David Y. Schwartz, and 04 Cheryl Nido Turpin
NOMINEE FOR 2-YEAR TERM:	05 Matthew M. McKenna				3.	REAPPROVAL OF THE PERFORMANCE GOALS UNDER THE LONG-TERM INCENTIVE COMPENSATION PLAN.	☐	☐	☐

FOR all nominees listed above ☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐	EXCEPTIONS*	☐	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).						Change of address. Please mark this box and note changes on reverse side			☐
						I plan to attend meeting.			☐

*Exceptions

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2006 Annual Meeting of Shareholders of Foot Locker, Inc. and any adjournment or postponement thereof.

Date Share Owner sign here	Co-Owner sign here